Exhibit 99.1

Chief Financial Officer Jarett Janik Announces Retirement from E2open

Twenty-five-year technology veteran has served as the company’s CFO since 2018

AUSTIN, Texas – March 24, 2022 – E2open Parent Holdings, Inc. (NYSE: ETWO), a leading network-based provider of a cloud-based, mission-critical, end-to-end supply chain management platform, today announced that Jarett Janik will retire from his position as chief financial officer. He will continue serving as CFO until the company identifies his successor. E2open has initiated an external search for a new chief financial officer and Janik has agreed to stay with the company through the transition process. He joined E2open in April 2018, having served in various senior finance and CFO roles in the technology space for more than 25 years.

“Jarett has been a key member of the executive management team through a transformational period in the life of the company, including several significant acquisitions and going public in February 2021,” said Michael Farlekas, chief executive officer of E2open. “We are grateful for his service, hard work and dedication to E2open, and we celebrate his long and successful career.”

“I’m grateful to have had the opportunity to work at this incredible company for the past four years,” said Janik. “I’d like to thank our board of directors, Michael, the entire E2open leadership team, and especially thank my very talented team for their support and trust in me. I look forward to diverting some of my energy to several philanthropic pursuits, spending more time with my family and traveling.”

About E2open

At E2open, we’re creating a more connected, intelligent supply chain. It starts with sensing and responding to real-time demand, supply and delivery constraints. Bringing together data from customers, distribution channels, suppliers, contract manufacturers and logistics partners, our collaborative and agile supply chain platform enables companies to use data in real time, with artificial intelligence and machine learning to drive smarter decisions. All this complex information is delivered in a single view that encompasses your demand, supply, logistics and global trade ecosystems. E2open is changing everything. Demand. Supply. Delivered.™ Visit www.e2open.com.

E2open and the E2open logo are registered trademarks of E2open, LLC. Demand. Supply. Delivered. is a trademark of E2open, LLC. All other trademarks, registered trademarks and service marks are the property of their respective owners.

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Contacts:

Media Contact:

5W PR for E2open

e2open@5wpr.com

718-757-6144

Investor Contact:
Adam Rogers

Sr. Director of Investor Relations, E2open

Adam.rogers@e2open.com

515-556-1162

Corporate Contact:

Kristin Seigworth

VP Communications, E2open

kristin.seigworth@e2open.com